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                                                                   Exhibit 10.12


December 15, 2001


Roland Scollay, PhD
Geneteric
2061 Challenger Drive
Alameda, CA  94501

Dear Roland:

Thank you for your commitment to being a member of ViaCell, Inc.'s Board of Directors. I look forward to our working relationship and appreciate your involvement in our company's mission to deliver the highest quality cellular medicines for the treatment of human disease. This letter is to confirm our agreement effective January 1, 2002 that ViaCell will compensate you as outlined below:

         Fee for attending each Board of Directors meeting of $3,500 paid within 30 days of the meeting. Additionally, you will be granted 5,000 shares of stock options, which will vest one year from the grant date.

         You will attend six Board of Director meetings (schedule attached) including a dinner the night before plus a half-day meeting.

         Occasional calls, emails and correspondence with the Chairman and CEO may be required.

ViaCell will reimburse you for miscellaneous travel expenses incurred on behalf of the Company. Mary Landers will arrange your flights and the flight cost will be billed directly to ViaCell. Other business expenses should be submitted to Mary Landers. The Company will reimburse you in a timely fashion. I am confident you will use good prudent business judgment as it relates to business travel expenses.

It is further understood that while you are serving as a member of ViaCell's Board of Directors, you will not serve as a consultant, employee, or in any similar capacity with any entity or individual in competition with ViaCell, Inc. and its Viacord Cord Blood Banking Service.

Sincerely,
/s/ Marc Beer

Marc D. Beer                               Agreed to by:
Chairman and Chief Executive Officer

                                           _____________________________________
                                           Roland Scollay, PhD              Date

Enclosure:
              2002 Board of Director Meeting Calendar